EXHIBIT 5.7

CONSENT OF TOMMASO ROBERTO RAPONI

I, Tommaso Robert Raponi, P.Eng., hereby consent to the reference to my involvement in the preparation of the following technical report (the “Technical Report”):

1.“Report for the Marmato gold Mine, Caldas Department, Colombia, Pre-Feasibility Study of the Lower Mine Expansion Project” with an Effective Date of June 30, 2022 and Report Date of November 23, 2022

and to references to the Technical Report, or portions thereof, where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission.

/s/ Tommaso Roberto Raponi
Tommaso Roberto Raponi, P.Eng.

Dated: September 25, 2024